EXHIBIT D
STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”) is entered into this 10th day of April 2006, by and between DTE Energy Foundation, a Michigan non-profit corporation (“Seller”), and Smart Hydrogen Inc., a BVI Business Company incorporated under the laws of the British Virgin Islands (“Buyer”) (each of Seller and Buyer is sometimes referred to herein as a “Party” and collectively as the “Parties”).
RECITALS
     WHEREAS, Seller owns 1,825,000 shares (the “Sale Shares”) of the common stock, par value $0.01 per share, of Plug Power Inc., a Delaware corporation (the “Company”); and
     WHEREAS, Buyer desires to purchase the Sale Shares from Seller, and Seller desires to sell the Sale Shares to Buyer, subject to and in accordance with the terms and conditions set forth herein; and
     WHEREAS, Buyer and the Company are parties to that certain Stock Purchase Agreement, of even date herewith (the “Company Purchase Agreement”), whereby the Company has agreed to issue and sell, and Buyer has agreed to purchase, certain shares of preferred stock of the Company and to execute certain other agreements and consummate certain other transactions in connection therewith;
AGREEMENT
     NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
     1. Definitions; Interpretation.
          1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
          “Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.
          “Applicable Laws” means all applicable laws, statutes, ordinances, orders, rules, regulations, policies, or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Authority.
          “Business Day” means any day that is not a Saturday, a Sunday, or other day on which banks are required or authorized by law to be closed in the City of New York, NY.
          “Buyer” shall have the meaning specified in the preamble to this Agreement.

          “Company” shall have the meaning specified in the recitals to this Agreement.
          “Company Closing” shall mean the consummation of the Company Transaction in accordance with the terms and conditions of the Company Purchase Agreement.
          “Company Purchase Agreement” shall have the meaning specified in the recitals to this Agreement.
          “Company Transaction” shall mean, collectively, all of the transactions contemplated by the Company Purchase Agreement, including without limitation the sale and issuance of Class B Capital Stock, a series of preferred stock, by the Company to Buyer.
          “Contract”, when used with respect to any Person, means any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan, or practice, or other agreement, obligation, commitment, or concession of any nature to which such Person is a party, by which such Person or any of its assets or properties is bound or affected, or pursuant to which such Person is entitled to any rights or benefits.
          “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or voting interests, by contract, or otherwise.
          “DTE” shall mean DTE Energy Company, a Michigan corporation.
          “DTE Closing” shall have the meaning specified in Section 4 of this Agreement.
          “DTE Closing Date” shall have the meaning specified in Section 4 of this Agreement.
          “DTE Transaction” shall mean, collectively, all of the transactions contemplated by the DTE Transaction Agreements.
          “DTE Transaction Agreements” shall mean, collectively, this Agreement, the Seller Voting Agreement, the DTE Voting Agreement, and the Lock-Up Agreement.
          “DTE Ventures” shall mean DTE Energy Ventures, Inc., a Michigan corporation and wholly-owned subsidiary of DTE.
          “DTE Voting Agreement” shall mean that certain Voting Agreement And Irrevocable Proxy of even date herewith by and among Buyer, DTE, and DTE Ventures.
          “GAAP” shall mean U.S. generally accepted accounting principles.

          “Governmental Authority” shall mean any federal, state, local, or foreign government, governmental, regulatory, or administrative authority, agency, or commission or any court, tribunal, or judicial, or arbitral body.
          “Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.
          “Lien” shall mean any encumbrance, lien (statutory or otherwise), pledge, charge, claim, security interest, mortgage, pledge, hypothecation, charge, claim, option, right to acquire, adverse interest, assignment, deposit arrangement, restriction, purchase agreement, voting agreement, standstill agreement, restriction on transfer (other than restrictions upon transfer under the Securities Act or the State Acts), or other encumbrance of any nature whatsoever, whether consensual, statutory, or otherwise.
          “Lock-Up Agreement” shall mean that certain Lock-Up Letter Agreement of even date herewith by and among DTE, DTE Ventures, and the Company.
          “Person” shall mean a person, corporation, partnership, limited liability company, joint venture, trust, or other entity or organization.
          “Purchase Price” shall have the meaning specified in Section 3 of this Agreement.
          “Sale Shares” shall have the meaning specified in the recitals to this Agreement.
          “Securities Act” shall have the meaning specified in Section 6.4 of this Agreement.
          “Seller” shall have the meaning specified in the preamble to this Agreement.
          “Seller Voting Agreement” shall mean that certain Voting Agreement And Irrevocable Proxy of even date herewith by and between Buyer and Seller.
          “State Acts” shall have the meaning specified in Section 6.4 of this Agreement.
          1.2 Rules of Construction. Unless the context otherwise requires, as used in this Agreement (i) a term has the meaning ascribed to it; (ii) “or” is not exclusive; (iii) “including” means “including without limitation;” (iv) words in the singular include the plural and vice versa; (v) words applicable to one gender shall be construed to apply to each gender; (vi) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (vii) the term “Section” refers to the specified Section of this Agreement; and (viii) the descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. A reference to any Person includes such Person’s successors and permitted assigns.
     2. Sale of the Sale Shares. At the DTE Closing, Seller shall sell, assign, transfer, and convey to Buyer all right, title, and interest in and to (i) the Sale Shares free and clear of any and all Liens and (ii) all registration and similar rights held by Seller with respect to the Sale

Shares. Simultaneously with payment by Buyer of the Purchase Price, Seller shall execute and deliver to Buyer a stock transfer power in the form of Exhibit A attached hereto (which is hereby incorporated herein and made a part hereof).
     3. Payment of Purchase Price. At the DTE Closing, as consideration for, and simultaneously with, Seller’s delivery of the Sale Shares to Buyer, Buyer shall pay to Seller the sum of US$9,855,000 (the “Purchase Price”) by wire transfer of immediately available funds to the following account (or to such other account as Seller designates in writing):

Bank Name:	Comerica Bank
ABA No.:	072000096
Account No.:	1851022515
Account Name:	DTE Energy Foundation
     4. Closing. Unless otherwise agreed in writing by the Parties, the closing of the transactions under this Agreement (the “DTE Closing”) shall take place at the offices of Goodwin Procter LLP, located at Exchange Place in Boston, Massachusetts, contemporaneously with, but immediately prior to, the Company Closing, provided that all of the conditions set forth in Section 8 hereof have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the DTE Closing, but subject to the satisfaction or waiver of those conditions). The date upon which the DTE Closing occurs is referred to herein as the “DTE Closing Date.” Buyer shall notify the DTE Parties in writing of the DTE Closing Date at least three Business Days in advance thereof.
5. Additional Covenants
          5.1 Execution of Other DTE Transaction Agreements. Contemporaneously with the execution of this Agreement, each of the Parties shall execute and deliver, or cause to be executed and delivered, each of the other DTE Transaction Agreements to which it is a party.
          5.2 Further Assurances. From time to time prior to the Closing, at the reasonable request of either Party, the other Party shall execute and deliver, or cause to be executed and delivered, such additional documents and instruments and take all such further action as may be necessary or desirable to consummate the DTE Transaction Agreements.
     6. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer the following:
          6.1 Organization, Good Standing, and Qualification. Seller is a non-profit corporation duly organized and validly existing, and in good standing under the laws of the State of Michigan.
          6.2 Authority and Authorization. Seller has the requisite corporate power and authority to execute, deliver, and perform its obligations under each DTE Transaction Agreement to which it is a party, and to consummate the transactions contemplated thereby. The execution, delivery, and performance by Seller of each DTE Transaction Agreement to which it is a party, and the consummation of all transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of Seller. Each DTE Transaction Agreement to which Seller is a party has been duly and validly executed and delivered by Seller and constitutes a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and an implied covenant of good faith and fair dealing.
          6.3 No Conflicts. The execution, delivery, and performance of the DTE Transaction Agreements do not, and the consummation of the transactions contemplated thereby shall not, (i) conflict with, or result in the breach of, any provision of Seller’s certificate of incorporation or by-laws, or any other similar governing or organizational document of Seller; (ii) violate any Applicable Laws with respect to Seller or any of its properties or assets; or (iii) conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or the creation of a Lien on any assets pursuant to (any such conflict, violation, breach, default, or creation, a “Violation”) any Contract to which Seller is a party, by which Seller or any of its assets or properties is bound or affected, or pursuant to which Seller is entitled to any rights or benefits.
          6.4 No Consents or Approvals. Except for any filings or approvals that may be required by the Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state (the “State Acts”), no waiver, approval, authorization, order, license, permit, franchise or consent of or registration, declaration, qualification or filing with any Governmental Authority or any other Person is required to be obtained or made by Seller in connection with the execution, delivery, and performance by Seller of the DTE Transaction Agreements to which it is a party.
          6.5 Ownership of Sale Shares. Seller has good title to, and is the beneficial and record owner of, all of the Sale Shares, free and clear of any Liens or restrictions (other than the customary legend, which has been placed on the certificates evidencing such shares, requiring any sale, transfer, pledge or other disposition to be made in compliance with state and federal securities laws) on the voting or transfer rights thereof, such voting rights being subject only to the terms and conditions of the Company’s organizational documents and the DTE Transaction Agreements.
          6.6 Contracts Relating to Sale Shares. Neither Seller nor any of its Affiliates is a party to or bound by any other Contract concerning or relating to the Sale Shares except the DTE Transaction Agreements.
          6.7 Confidentiality. Neither Seller nor any of its Affiliates has made any public announcement with respect to the Company Transaction or the DTE Transaction.
          6.8 Fees. No agent, broker, finder, or investment banker is or will be entitled to any broker’s, finder’s, or other fee or commission, or to reimbursement of expenses, or to indemnification or contribution in connection with the Transaction based upon arrangements made by or on behalf of Seller or any of its Affiliates. All fees, commissions, or other like payments claimed to be due to any advisor, consultant, or broker assisting Seller in connection with the Transaction, or the negotiations leading to this Agreement, shall be paid by Seller, and Buyer shall have no liability therefor.
     7. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:
          7.1 Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the British Virgin Islands.
          7.2 Authority and Authorization. Buyer has the requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and the Seller Voting Agreement, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Seller Voting Agreement by Buyer, and the consummation of all transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Seller Voting Agreement have been duly and validly executed and delivered by Buyer and constitute legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and an implied covenant of good faith and fair dealing.
          7.3 No Conflicts. The execution and delivery of this Agreement and the Seller Voting Agreement do not, and the consummation of the transactions contemplated hereby and thereby shall not, (i) conflict with, or result in the breach of, any provision of Buyer’s governing or organizational documents; (ii) violate any Applicable Laws applicable to Buyer or any of its properties or assets; or (iii) constitute a Violation with respect to any Contract to which Buyer is a party, by which Buyer or any of its assets or properties is bound or affected, or pursuant to which Buyer is entitled to any rights or benefits.
          7.4 No Consents or Approvals. Except for any filings or approvals that may be required by the Securities Act or the State Acts, no waiver, approval, authorization, order, license, permit, franchise or consent of or registration, declaration, qualification or filing with any Governmental Authority or any other Person is required to be obtained or made by Buyer in connection with the execution, delivery, and performance by Buyer of this Agreement or the Seller Voting Agreement.
          7.5 Investment; Experience; Accredited Investor.
(a)	Buyer is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. Buyer understands that the Sale Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Buyer’s representations and warranties contained herein.

(b)	Buyer understands that the purchase of the Sale Shares involves substantial risk. Buyer has experience as an investor in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Shares and protecting its own interests in connection with this investment.

(c)	Buyer is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

(d)	Buyer has had an opportunity to ask the Company all questions which Buyer deems necessary to enable it to evaluate this investment in the Sale Shares. Buyer has received answers from the Company which it deems satisfactory and has received no information with respect to the Company from Seller.
          7.6 Restricted Securities. Buyer understands that the Sale Shares to be purchased by Buyer hereunder are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from Seller in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. Buyer shall not transfer the Sale Shares in violation of the Securities Act.
          7.7 Fees. Except for Citigroup Global Markets, Inc., no agent, broker, finder, or investment banker is or will be entitled to any broker’s, finder’s, or other fee or commission, or to reimbursement of expenses, or to indemnification or contribution in connection with the Transaction based upon arrangements made by or on behalf of Buyer. All fees, commissions or other like payments claimed to be due to Citigroup Global Markets, Inc. or any other advisor, consultant, or broker assisting Buyer in connection with the Transaction, or the negotiations leading to this Agreement, shall be paid by Buyer, and Seller shall have no liability therefor.
     8. Conditions to DTE Closing.
          8.1 Joint Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the DTE Transaction shall be subject to the satisfaction, at or prior to the DTE Closing, of each of the following conditions, any of which may be waived by mutual written agreement of the Parties:
          (a) No Order. No Governmental Order by any court or other Governmental Authority, or other legal restraint or prohibition, shall be in effect preventing consummation of the DTE Transaction or challenging the validity, enforcement, or performance of any of the DTE Transaction Agreements, or permitting such consummation, enforcement, or performance only subject to any condition or restriction that has had or would reasonably likely have a material adverse effect on the DTE Transaction.
          (b) Third Party Consents. All consents and notices that are required in connection with the consummation of the transactions contemplated by the DTE Transaction Agreements shall have been obtained.
          8.2 Conditions to the Obligations of Seller. The obligations of Seller to consummate the DTE Transaction shall be subject to the satisfaction, at or prior to the DTE Closing, of each of the following conditions, any of which may be waived by Seller:
          (a) Payment of Purchase Price. Buyer shall have delivered the Purchase Price to Seller.
          (b) Representations and Warranties. The representations and warranties of Buyer shall have been true and correct as of the date hereof and shall be true and correct as of the DTE Closing Date with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date).
          (c) Covenants. Buyer shall have performed in all material respects all obligations, and shall have complied in all material respects with all agreements and covenants of Buyer to be performed or complied with by it under this Agreement and the Seller Voting Agreement.
          8.3 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the DTE Transaction shall be subject to the satisfaction, at or prior to the DTE Closing, of each of the following conditions, any of which may be waived by Buyer:
          (a) Company Closing. Buyer and the Company shall have consummated the Company Transaction contemporaneously with the DTE Closing.
          (b) Sale Shares. Seller shall have duly executed and delivered to Buyer one or more certificates representing all of the Sale Shares.
          (c) Representations and Warranties. The representations and warranties of Seller shall have been true and correct as of the date hereof and shall be true and correct as of the DTE Closing Date with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date).
          (d) Covenants. Seller shall have performed in all material respects all obligations, and shall have complied in all material respects with all agreements and covenants of Seller to be performed or complied with by it under each DTE Transaction Agreement to which it is a party.
     9. Termination.

          (a) Optional Termination. This Agreement may be terminated and the DTE Transaction may be abandoned at any time prior to the DTE Closing:
(i)	by mutual written consent of each of Buyer and Seller;

(ii)	by Buyer, if Seller has taken any action that constitutes a Violation of the Seller Voting Agreement, or failed to take any action and such failure constitutes a Violation of the Seller Voting Agreement;

(iii)	by Buyer, if either DTE or DTE Ventures has taken any action that constitutes a Violation of either the DTE Voting Agreement or the Lock-Up Agreement, or has failed to take any action and such failure constitutes a Violation of either the DTE Voting Agreement or the Lock-Up Agreement;

(iv)	by either Party, at any time prior to the DTE Closing if the DTE Closing has not occurred on or before September 30, 2006; or

(v)	by Buyer, if Seller has terminated the Seller Voting Agreement or DTE has terminated the DTE Voting Agreement.
          (b) Automatic Termination. This Agreement shall automatically terminate, without any action by either Party or any other Person, immediately upon: (i) the termination of the Company Purchase Agreement prior to the Company Closing; (ii) the consummation of the Company Transaction; (iii) the termination of the DTE Voting Agreement by either DTE or DTE Ventures pursuant to and in accordance with clause (ii) of section 5.1(b) of the DTE Voting Agreement; or (iv) the termination of the Seller Voting Agreement by Seller pursuant to and in accordance with clause (ii) of section 5.1(b) of the Seller Voting Agreement.
     10. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of either Party or its directors, officers, affiliates, employees, partners, managers, members, or stockholders, and all rights and obligations of each Party shall cease; provided, however, that nothing contained in this Section 10 shall relieve either Party from liabilities or damages arising out of any fraud or willful breach by such Party of any of its representations, warranties, or covenants contained in this Agreement. For the avoidance of any doubt, the Parties acknowledge that in the event (x) all of the conditions of a Party’s obligation to consummate the DTE Transaction contained in Sections 8.1, 8.2, and 8.3 have been either satisfied or waived, and (y) such Party has failed to consummate the DTE Transaction in breach of this Agreement, then any termination of this Agreement pursuant to clause (ii) of Section 9(b) shall not relieve such Party from any liabilities or damages arising out of such breach.
11. Miscellaneous.
          11.1 Expenses. Whether or not the DTE Transaction is consummated, and except as otherwise provided this Agreement, each Party shall pay its own expenses (including,

without limitation, the fees, costs and disbursements of counsel and other advisors) incident to preparing for, entering into and carrying out this Agreement and the consummation of the DTE Transaction.
          11.2 Specific Performance. Seller agrees that Buyer would be irreparably damaged if for any reason Seller fails to perform any of its obligations under this Agreement, and that Buyer would not have an adequate remedy at law for money damages in such event. Accordingly, Buyer shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by Seller. This provision is without prejudice to any other rights that Buyer may have against Seller, or that Seller may have against Buyer, for any failure to perform its obligations under this Agreement.
          11.3 Notices. All notices or communications given or made pursuant hereto or the Seller Voting Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested), facsimile transmission, or sent by courier to the address or addresses specified below for the relevant Person:

If to Buyer, to:

Smart Hydrogen Inc.
c/o ZAO Interros Holding Company
9 Bolshaya Yakimanka Street
Moscow 119180, Russia
Attention: Marianna Zakharova
Facsimile: +7 495 785 6362

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
The Warner
1299 Pennsylvania Avenue, N.W.
Washington, DC 20004-2400
Attention: Gregory J. Golden
Facsimile: (202) 585-1025

if to Seller, to:

DTE Energy Foundation
2000 2nd Avenue, 1046 WCB
Detroit, MI 48226
Attention: Nick A. Khouri, Treasurer
Facsimile: (313) 235-0285

with a copy (which shall not constitute notice) to:

Richard Harden
Hunton & Williams LLP

200 Park Avenue
New York, NY 10166
Facsimile: (212) 309-1100
or to such other mailing address or facsimile number as a Party may, from time to time, designate in a written notice given in a like manner. Notice in person or by courier shall be deemed delivered upon actual receipt. Notice given by facsimile shall be deemed delivered on the day the sender receives facsimile confirmation that such notice was received at the facsimile number of the addressee. Notice given by mail as set out above shall be deemed to be delivered on the seventh Business Day following deposit in the U.S. mail.
          11.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.
          11.5 Entire Agreement. This Agreement and the Seller Voting Agreement embody the entire agreement and understanding of the Parties in respect of the DTE Transaction. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement and the Seller Voting Agreement supersede all prior agreements and understandings between the Parties with respect to DTE Transaction.
          11.6 Governing Law; Venue; Service of Process. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York, without giving effect to the principles of conflicts of law thereof that would require the application of another state’s law. Each Party consents to the non-exclusive jurisdiction of the federal courts located within the State of New York for any action, suit, or proceeding arising out of or relating to this Agreement. Each Party hereby waives any objection to the laying of venue of any such action, suit, or proceeding in the federal courts located within the State of New York and hereby further waives and agrees not to plead or claim in such court that any such action, suit, or proceeding brought in such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice, or document by U.S. registered mail (with respect to any address in the United States) or by a recognized international express courier service, including, without limitation, International Federal Express (with respect to any address outside of the United States) to such Party’s then current address for notice under Section 11.3 shall be effective service of process for any action, suit, or proceeding brought against it in such court. Each Party agrees that its submission to jurisdiction and its consent to service of process in the manner described above is made for the express benefit of the other Party.
          11.7 Assignment; Successors and Assigns; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or delegated by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          11.8 Amendment. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the Parties.
          11.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Applicable Laws or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transaction is consummated as originally contemplated to the greatest extent possible.
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     IN WITNESS WHEREOF, each of the Parties has executed this Agreement or caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, in each such case, as of the day and year first above written.

DTE ENERGY FOUNDATION
By:	/s/ Karla Hall
Karla Hall
Vice President and Secretary

SMART HYDROGEN INC.
By:	/s/ Sergey Polikarpov
Sergey Polikarpov
Director

[Signature Page to Foundation Stock Purchase Agreement]

EXHIBIT A
FORM OF
STOCK TRANSFER POWER
     FOR VALUE RECEIVED, as of the date set forth below, the undersigned hereby sells, assigns, transfers, and conveys unto Smart Hydrogen Inc., a BVI Business Company incorporated under the laws of the British Virgin Islands (“Smart Hydrogen”), [         (          )] shares of the common stock, $0.01 par value per share, of Plug Power Inc. (the “Company”), represented in the aggregate by Certificate Numbers [         ], and hereby irrevocably constitutes and appoints ________ as attorney to transfer the said shares on the books of the Company with full power of substitution in the premises.

DTE ENERGY FOUNDATION
By:
Name:
Title:
Date